Exhibit 23.2





                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Factory 2-U Stores, Inc. (formerly Family Bargain Corporation):

We consent to incorporation by reference in the registration statement (No. 333-_________) on Form S-8 of Factory 2-U Stores, Inc. of our report dated April 11, 1997, relating to the consolidated statements of operations, stockholders' equity, and cash flows of Family Bargain Corporation and subsidiaries for the year ended February 1, 1997, which report appears in the January 30, 1999, annual report on Form 10-K of Factory 2-U Stores, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.




                                          /S/ KPMG LLP


San Diego, California
January 4, 2000